EXHIBIT 4.1.1


                                 AMENDMENT NO. 1

                           RECOVERY ENGINEERING, INC.
                                RIGHTS AGREEMENT

         This Amendment No. 1, dated as of February 3, 1998, between Recovery Engineering, Inc., a Minnesota corporation (the "Company"), and Norwest Bank Minnesota, National Association (the "Rights Agent"), amends certain terms and provisions of the Rights Agreement (the "Rights Agreement"), dated as of January 30, 1996, between Recovery Engineering, Inc., a Delaware corporation to which the Company is a successor entity by merger, and the Rights Agent as follows (each capitalized term used herein but not defined herein shall have the same meaning assigned to such term in the Rights Agreement):

1. Section 1 of the Rights Agreement entitled "Certain Definitions" is hereby amended as follows:

          1.1. by deleting each reference to "20%" set forth in the definition of "Acquiring Person" contained in paragraph (a) thereof and in each case substituting therefor: "15%";

          1.2. by supplementing the definition of "Acquiring Person" set forth in paragraph (a) with the following subparagraph (iii):

               (iii) Notwithstanding the foregoing, at no time shall Brian F. Sullivan, William F. Wanner, Jr., Goldman, Sachs & Co. or any of their respective Affiliates or Associates be deemed to be an "Acquiring Person" by reason of any such Person being the beneficial owner of 15% or more of the shares of Common Stock of the Company then outstanding unless (in addition to (i) any shares of Common Stock of the Company beneficially owned by such Person as of February 3, 1998, and (ii) any shares of Common Stock of the Company in respect of which such Person becomes the beneficial owner after February 3, 1998 as a result of any acquisition of securities directly from the Company by such Person) such Person is also then the beneficial owner of shares of Common Stock of the Company that represent 3% or more of the shares of Common Stock of the Company then outstanding;

          1.3. by deleting the definition of "Continuing Directors" set forth in paragraph (g) thereof in its entirety and substituting therefor the following definition:

               "Continuing Director" shall mean (i) any Person who is a member of the Board of Directors of the Company, while such Person is a member of the Board of Directors of the Company, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative or nominee of an Acquiring Person or of any such Affiliate or Associate, and who was a member of the Board of Directors of the Company on February 3, 1998; (ii) any Person who becomes a member of the Board of Directors of the Company after February 3, 1998, while such Person is a member of the Board of the Directors of the Company, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative or nominee of an Acquiring Person or of any such Affiliate or Associate, if such Person's nomination for election to the Board of Directors of the Company is recommended or approved by a majority of the Continuing Directors; or, (iii) any Person who becomes a member of the Board of Directors of the Company after February 3, 1998, while such Person is a member of the Board of the Directors of the Company, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative or nominee of an Acquiring Person or of any such Affiliate or Associate, if such Person has been a member of the Board of Directors of the Company for a period of two continuous years or longer.

     and

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          1.4. by adding the following definitions of "Transaction,"
     "Transaction Person" and "number of Adjustment Shares" as paragraphs (n),
     (o) and (p) thereof, respectively;

               "Transaction" shall mean any Section 13 Event (as defined herein) or any acquisition of shares of Common Stock of the Company which would result in a Person becoming a Transaction Person.

               "Transaction Person" shall mean, with respect to any Transaction,
          (x) any Person who (i) is or will become an Acquiring Person or a Principal Party (as such term is defined herein) if the Transaction were to be consummated and (ii) directly or indirectly proposed or nominated a member of the Board of Directors of the Company which member is in office at the time of the consideration of the Transaction (a Person shall be deemed to have indirectly nominated a member of the Board of Directors of the Company if such Person has proposed becoming or indicated an intention to become an Acquiring Person or a Principal Party by reason of the occurrence of a Section 13 Event or otherwise and a third party (other than a majority of the Continuing Directors) proposes, nominates or appoints a member of the Board of Directors of the Company for the purpose of facilitating a Transaction with such Person), or (y) any Affiliate or Associate of such a Person.

               "number of Adjustment Shares" shall mean, with respect to each adjustment pursuant to Section 11(a)(ii) in the number of shares of Common Stock for which a Right is then exercisable, the number of shares of Common Stock that the holder of such Right has the right to receive after such adjustment upon exercise of such Right.

2. Section 3 of the Rights Agreement entitled "Issue of Rights Certificates" is hereby amended by deleting the first sentence of paragraph (a) thereof in its entirety and substituting therefor the following sentence:

               Until the earlier of (i) the tenth calendar day after the Shares Acquisition Date, (ii) the close of business on the tenth Business Day (or such later date as shall be determined by a majority of the Continuing Directors of the Company which date shall not be later than the earlier of the dates specified in clauses (i) and (iii)) after the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or administrator of any such plan in his, her or its capacity as such) of, or the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or administrator of any such plan in his, her or its capacity as such) to commence (which intention to commence remains in effect for five Business Days after such announcement), a tender or exchange offer the consummation of which would result in any Person becoming an Acquiring Person, or (iii) twenty Business Days prior to the date on which a Transaction with a Transaction Person is reasonably expected to become effective or be consummated (or such earlier or later date as shall be determined by a majority of the Continuing Directors) (the earliest of the dates specified in clause (i), (ii) and (iii) being referred to herein as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Stock registered in the names of the holders thereof (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights (and the right to receive Rights Certificates) will be transferable only in connection with the transfer of shares of Common Stock.

3. Section 11 of the Rights Agreement entitled "Adjustment of Purchase Price, Number and Kind or Number of Rights" is hereby amended as follows:

          3.1. by deleting the second paragraph of subparagraph (ii) of paragraph (a) thereof in its entirety and substituting therefor the following paragraph:

               Notwithstanding anything in this Agreement to the contrary, from and after the time an Acquiring Person first becomes such, any Rights beneficially owned by (i) an Acquiring Person, (ii) a transferee of an Acquiring Person who becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Right pursuant to either (a) a transfer (whether or not for


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          consideration) from the Acquiring Person to holders of equity interests in an Acquiring Person or any Person with whom an Acquiring Person has a continuing agreement, arrangement or understanding regarding the transferred Rights or (b) a transfer which a majority of Continuing Directors of the Company has determined is part of a plan, arrangement or understanding which has a primary purpose or effect the avoidance of the provisions of this paragraph, shall become null and void without further action and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise. No Rights Certificates shall be issued pursuant to Section 3 that represent Rights beneficially owned by any Person whose Rights would be null and void pursuant to the preceding sentence; no Rights Certificates shall be issued at any time upon transfer of any Rights to any Person whose Rights would be null and void pursuant to the preceding sentence; any Rights Certificates delivered to the Rights Agent for transfer to any Person whose Rights would be null and void pursuant to the preceding sentence shall be canceled.;

          3.2. by deleting subparagraph (iv) of paragraph (a) thereof in its entirety and substituting therefor the following paragraph:

               In the event that there shall not be sufficient authorized but unissued shares of Common Stock to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii), the Company shall promptly take all actions as may be necessary, including calling a special meeting of the shareholders of the Company, to have authorized additional shares of Common Stock for issuance upon exercise of the Rights. In the event that, by reason of the Company's failure to comply with the foregoing sentence or otherwise, there shall not be sufficient authorized but unissued shares of Common Stock to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii), notwithstanding any other provision of this Agreement, to the extent necessary and permitted by applicable law, each Right shall thereafter represent the right to receive, upon exercise thereof, at the then current Purchase Price in accordance with the terms of this Agreement, (A) a number of shares of Common Stock (up to the maximum number of such shares which may permissibly be issued), and (B) a number of other equity securities of the Company or, in the discretion of a majority of the Continuing Directors (or if there are then no Continuing Directors, the Board of Directors of the Company), debt which a majority of the Continuing Directors (or if there are then no Continuing Directors, the Board of Directors of the Company) has determined in good faith to have the same aggregate current per share market price (determined pursuant to Section 11(d) hereof) as a share of Common Stock (such number of equity securities or debt of the Company being referred to as "Equivalent Securities"), equal in the aggregate to the number of Adjustment Shares; provided, however, that if the Company is unable to cause sufficient shares of Common Stock and/or Equivalent Securities to be available for issuance upon exercise in full of the Rights, then each Right shall thereafter represent the right to receive the Adjusted Number of Shares upon exercise at the Adjusted Purchase Price (both as defined below). As used herein, the "Adjusted Number of Shares" shall be equal to that number of shares of Common Stock equal to the product of (x) the number of Adjustment Shares and (y) a fraction, the numerator of which is the number of shares of Common Stock and/or Equivalent Securities available for issuance upon the exercise of the Rights and the denominator of which is the aggregate number of Adjustment Shares otherwise issuable upon exercise in full of all Rights (assuming there were a sufficient number of shares of Common Stock available) (such fraction being referred to as the "Proration Factor"). The "Adjusted Purchase Price" shall mean the product of the Purchase Price and the Proration Factor. A majority of the Continuing Directors (or if there are then no Continuing Directors, the Board of Directors of the Company) may, but shall not be required to, establish procedures to allocate the right to receive shares of Common Stock and/or Equivalent Securities upon exercise of the Rights among holders of Rights;

          3.3. by adding after the words "a majority of the Continuing Directors of the Company" in each place they appear in paragraphs (b), (c) and (d) thereof the following: "(or if there are then no Continuing Directors, by the Board of Directors of the Company)";

          3.4. by adding immediately prior to the last sentence of paragraph (d) thereof, the following sentence:

               If on any such date, no market maker is making a market in the Security, the fair market value of the Security on such date as determined by a majority of the Continuing Directors of the Company (or, if there are then no Continuing Directors, by the Board of Directors of the Company in good faith) shall be used and shall be binding on the Rights Agent.

     ;and

          3.5. by adding the following paragraphs (o) and (p) after paragraph
     (n) thereof:

               (o) The Company covenants and agrees that it shall not, at any time after the Distribution Date, (i) consolidate with any other Person (other than a Subsidiary of the Company in a transaction which does not violate Section 11(p) hereof), (ii) merge with or into any other Person (other than a Subsidiary of the Company in a transaction which does not violate Section 11(p) hereof), or (iii) sell or transfer (or permit any Subsidiary to sell or transfer), in one transaction, or a series of related transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons (other than the Company and/or any of its Subsidiaries in one or more transactions each of which does not violate Section 11(p) hereof), if (x) at the time of or immediately after such consolidation, merger, sale or transfer there are any charter or by-law provisions, any rights, warrants or other instruments or securities outstanding or agreements in effect, or any other actions taken, which would materially diminish or otherwise eliminate the benefits intended to be afforded by the Rights or (y) prior to, simultaneously with or immediately after such consolidation, merger, sale or transfer, the stockholders of the Person who constitutes, or would constitute, the "Principal Party" for purposes of Section 13(a) hereof shall have received a distribution of Rights previously owned by such Person or any of its Affiliates and Associates. The Company shall not consummate any such consolidation, merger, sale or transfer unless prior thereto the Company and such other Person shall have executed and delivered to the Rights Agent a certificate certifying compliance with this Section 11(o).

               (p) The Company covenants and agrees that, after the Distribution Date, it will not, except as permitted by Section 23 or Section 27 hereof, take (or permit any Subsidiary to take) any action the purpose of which is to, or if at the time such action is taken it is reasonably foreseeable that the effect of such action is to, materially diminish or otherwise eliminate the benefits intended to be afforded by the Rights.

4. Section 13 of the Rights Agreement entitled "Consolidation, Merger or Sale or Transfer of Assets or Earning Power" is hereby deleted in its entirety and substituted therefor is the following:

          Section 13. Consolidation, Merger or Sale or Transfer of Assets or Earning Power.

               (a) In the event that, following the Shares Acquisition Date or, if a Transaction with a Transaction Person has then been proposed, the Distribution Date, directly or indirectly, (a) the Company shall consolidate with, or merge with and into, any other Person, (b) any Person shall consolidate with the Company, or merge with and into the Company and the Company shall be the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other Person (or the Company) or cash or any other property, or (c) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one or more transactions, assets or earning power aggregating 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person other than the Company or one or more of its wholly-owned Subsidiaries, then, and in the case of the occurrence of any of events specified in clauses (a), (b) and (c), above (each such case being referred to herein as a "Section 13 Event") proper provision shall be made so that (i) following the date of the consummation of any Section 13 Event, each holder of a Right (except as otherwise provided herein) shall thereafter have the right to receive, upon the exercise thereof, at a price equal to the then current Purchase Price multiplied by the number of shares of Common Stock for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of shares of Common Stock, such number of shares of Common Stock of the Principal Party (as defined below) not subject to any lien, encumbrances, rights of first refusal or other adverse claims as shall equal the result obtained by (A) multiplying the then current Purchase Price by the number of shares of Common Stock for which a Right is then exercisable and (B) dividing that product by 50% of the then current per share market price of the shares of Common Stock of the Principal Party (determined pursuant to Section 11(b) hereof) on the date of consummation of such Section 13 Event; (ii) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such Section 13 Event, all of the obligations and duties of the Company pursuant to this Agreement;
          (iii) the term "Company" shall thereafter be deemed to refer to the Principal Party, it being specifically intended that the provisions of
          Section 11 hereof shall apply only to such Principal Party; and (iv) such Principal Party shall take such steps (including, but not limited to, the reservation of a sufficient number of its shares of Common Stock) in connection with such consummation as may be necessary to assure that the provisions hereof shall hereafter be applicable, as nearly as reasonably may be, in relation to the shares of Common Stock thereafter deliverable upon the exercise of the Rights. The Company shall not consummate any transaction that would constitute a Section 13 Event unless prior thereto the Company and the Principal Party shall have executed and delivered to the Rights Agent a supplemental agreement so providing and further providing that, as soon as practicable after the date of any Section 13 Event, the Principal Party at its own expense will (i) prepare and file a registration statement under the Securities Act with respect to the Rights and the securities purchasable upon exercise of the Rights on an appropriate form of registration statement, use its best efforts to cause such registration statement to become effective as soon as practicable after such filing and use its best efforts to cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the Final Expiration Date; (ii) use its best efforts to qualify or register the Rights and the securities purchasable upon exercise of the Rights under the blue sky laws of such jurisdictions as may be necessary or appropriate; and
          (iii) deliver to holders of the Rights historical financial statements for the Principal Party and each of its Affiliates which comply in all material respects with requirements for registration on Form 10 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

               (b) "Principal Party" shall mean

               (i) in the case of any transaction described in clauses (a) or
          (b) of the first sentence of paragraph (a) of this Section 13, the Person that is the issuer of any securities into which shares of Common Stock of the Company are converted in such merger or consolidation, and if no securities are issued, the Person that is the other party to the merger or consolidation (including, if applicable, the Company if it is the surviving corporation); and

               (ii) in the case of any transaction described in clause (c) of the first sentence of paragraph (a) of this Section 13, the Person that is the party receiving the greatest portion of the assets or earning power transferred pursuant to such transaction or transactions;

          provided, however, that in any such case, (1) if the Common Stock of such Person is not at such time and has not been continuously over the preceding 12-month period registered under Section 12 of the Exchange Act and such Person is a direct or indirect subsidiary or Affiliate of another Person, the Common Stock of which has been so registered, "Principal Party" shall refer to such other Person; (2) in case such Person is a subsidiary, directly or indirectly, or Affiliate of more than one Person, the Common Stock of two or more of which are and have been so registered, "Principal Party" shall refer to whichever of such Persons is the issuer of the Common Stock having the greatest aggregate market value; and (3) in case such Person is owned, directly or indirectly, by a joint venture formed by two or more Persons that are not owned, directly or indirectly, by the same Person, the rules set forth in (1) and (2) above shall apply to each of the chains of ownership having an interest in such joint venture as if such Person were a Subsidiary of both or all of such joint venturers, and the Principal Parties in each such chain shall bear the obligations set forth in this Section 13 in the same ratio as their direct or indirect interests in such Person bear to the total of such interests.

               (c) The provisions of this Section 13 shall similarly apply to successive mergers or consolidations or sales or other transfers. The rights under this Section 13 shall be in addition to the rights to exercise Rights and adjustments under Section 11(a)(ii) and shall survive any exercise thereunder.

5. Section 23 of the Rights Agreement entitled "Redemption and Termination" is hereby deleted in its entirety and substituted therefor is the following:

          Section 23. Redemption and Termination. (a) The Board of Directors of the Company may, at its option, at any time prior to the earlier of
          (i) the time any Person becomes an Acquiring Person or (ii) the Final Expiration Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, dividend or similar transaction occurring after February 3, 1998 (such redemption price being hereinafter referred to as the "Redemption Price"), such Redemption Price to be payable in cash, shares of Common Stock (based on the "current per share market price," as defined in Section 11(d) hereof, of the Common Stock at the time of redemption) or such other form of consideration as may be deemed appropriate by the Board of Directors of the Company; provided, however, if the Board of Directors of the Company authorizes the redemption of the Rights for the purpose of facilitating a Transaction with a Transaction Person, then there must be Continuing Directors then in office and such authorization shall require the concurrence of a majority of such Continuing Directors

               (b) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights in accordance with paragraph (a) of this Section 23 and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. The Company shall promptly give public notice of such redemption; provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. Within ten calendar days after such action of the Board of Directors ordering the redemption of the Rights in accordance with paragraph (a) of this Section 23, the Company shall mail a notice of redemption to all holders of the then outstanding Rights at their last addresses as they appear on the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Stock. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in a manner other than that specifically set forth in this Section 23 or in
          Section 24 hereof, other than in connection with the purchase of shares of Common Stock prior to the Distribution Date.

6. Section 24 of the Rights Agreement entitled "Exchange" is hereby amended as follows:

          6.1. by adding after the words "Continuing Director of the Company in each place they appear in paragraphs (a) and (b) thereof: "(or, if there are then no Continuing Directors, the Board of Directors)";

          6.2. by deleting paragraph (c) thereof in its entirety and substituting therefor the following paragraph:

     No exchange transaction referred to in this Section 24 may be authorized unless at the time such exchange transaction is authorized there shall be sufficient shares of Common Stock issued but not outstanding, or authorized but unissued, to permit the exchange of Rights as contemplated by this
     Section 24.

7. Section 27 of the Rights Agreement entitled "Supplements and Amendments" is hereby amended as follows:

          7.1. by deleting all of the words after "provided, however," in the first sentence thereof and substituting therefor the following: "that (x) on and after such time at which any Person becomes an Acquiring Person, this Agreement shall not be amended in any way which would adversely affect the interests of holders of Rights (other than an Acquiring Person), and
     (y) at no time may this Agreement be amended or supplemented for the purpose of facilitating a Transaction with a Transaction Person unless at the time such

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     amendment or supplement is authorized by the Board of Directors of the
     Company there are Continuing Directors then in office and such a authorization is approved by a majority of the Continuing Directors."

     ; and

          7.2. by deleting the words "the greater of (i) any percentage greater than the largest percentage of the outstanding shares of Common Stock then known by the Company to be beneficially owned by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan); and (ii)"

8. All references in the Rights Agreement to "the Company" shall be deemed references to the Company as defined in this Amendment.

9. All terms and provisions of the Rights Agreement shall remain in full force and effect, except to the extent specifically amended or modified by this Amendment No. 1.

Attest:                                  RECOVERY ENGINEERING, INC.

/s/ ERIC O. MADSON                       By: /s/ BRIAN F. SULLIVAN
--------------------------                  ------------------------------------
Name:  Eric O. Madson                       Name:  Brian F. Sullivan
Title: Secretary                            Title: President and Chief Executive
                                                    Officer

                                         NORWEST BANK MINNESOTA,
Attest:                                  NATIONAL ASSOCIATION

/s/ BARBARA M. NOVAK                     By: /s/ SUSAN J. ROEDER
--------------------------                  ------------------------------------
Name: BARBARA M. NOVAK                      Name: SUSAN J. ROEDER
Title: ACCOUNT REPRESENTATIVE               Title: ASST. VICE PRESIDENT